Exhibit 99.1

ATI Elects New Director

PITTSBURGH--(BUSINESS WIRE)--February 21, 2018--Allegheny Technologies Incorporated (NYSE: ATI) today announced that Herbert J. “Hawk” Carlisle has been elected to the ATI Board of Directors. His election increases the number of directors to eleven.

General Carlisle, 62, is President and Chief Executive Officer of the National Defense Industrial Association (NDIA) and is a retired four-star general from the United States Air Force (USAF). Prior to joining NDIA, General Carlisle had a distinguished 39-year military career where he most recently served as the Commander, Air Company Command at Langley Air Force Base in Virginia. Prior to that role, he held senior USAF leadership positions in Hawaii and Saudi Arabia. He also served as the director of legislative liaison at the Office of the Secretary of the Air Force. General Carlisle holds a bachelor of science degree in mathematics from the United States Air Force Academy and a master’s degree in business administration from Golden Gate University. Additionally, he studied national security management at Syracuse University, international relations at Massachusetts Institute of Technology, and national and international security at George Washington University. He is also an accomplished pilot.

“We are pleased to welcome General Hawk Carlisle to the ATI Board,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. “Hawk has extensive experience in leadership, strategic planning, and a deep knowledge of the aerospace and defense industries from the cockpit to the Pentagon. His unique blend of industry and government experience will be a considerable asset to ATI as we continue to focus on meeting the growing demands for next-generation products and materials from our aerospace and defense customers.”

General Carlisle has been appointed to serve on the Audit and Technology Committees and will stand for election at the 2018 Annual Meeting of Stockholders for a three year term ending in 2021.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.5 billion for the twelve month period ending December 31, 2017, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. ATIMetals.com

CONTACT:
Allegheny Technologies Incorporated
Scott A. Minder, 412-395-2720